Exhibit 99.1

FOR:	IMMEDIATE RELEASE

SED INTERNATIONAL APPOINTS DAN SCOULER CHIEF RESTRUCTURING

OFFICER; ANNOUNCES FURTHER KEY HIRE

LAWRENCEVILLE, GA – November 6, 2013 – SED International Holdings, Inc. (NYSE MKT: SED), a multinational supply chain management provider and distributor of leading computer technology, consumer electronics, and small appliance products, today announced that Dan Scouler of Scouler & Company has been engaged to serve as Chief Restructuring Officer of SED, effective immediately.

SED is also announcing the hiring of Lou Leonardo to serve as the new Senior Vice President of Sales, Marketing, and Vendor Relations.

“The Board is pleased to have two individuals with such high levels of experience and credibility in our market join SED to assist us with our ongoing efforts to stabilize and turn-around the SED business,” said Sham Gad, Chairman of SED.

About Dan Scouler

Dan was a Senior Managing Director of FTI's Corporate Recovery Group before starting his own firm in 2004. Dan has extensive experience acting as the Chief Restructuring Officer of distribution companies, including the successful restructuring of TVC Communications, a global supply chain solutions provider for broadband and broadcast markets, with operations in Europe and North and South America. In addition, Scouler has worked with companies distributing a broad range of consumer products and peripherals.

About Lou Leonardo

Lou recently served as VP, Sales & Marketing for North America for AOC / Philips Displays.  Lou spent over 10 years as President of Bell Micro Latin America and also worked for some key vendors such as Samsung, Ericsson & Sanyo in both sales and marketing.

Investor Relations Contact

Sham Gad

Chairman of the Board

SED International Holdings, Inc.

770-243-1123

sgad@sedintl.com